UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2009 (January 27, 2009)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regus House, Herons Way, Chester Business Park
Chester, UK CH4 9QR
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 489 3138

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2009, Aftersoft Group, Inc. (“Aftersoft” or the “Company”) appointed W. Austin Lewis IV to its Board of Directors, effective as of that date, to serve until standing for election at the next annual meeting of the Company’s shareholders.  No arrangements or understandings exist between Mr. Lewis and any other person pursuant to which he was selected as a director. Mr. Lewis will also serve on the Audit Committee, Compensation Committee and Nominating Committee of Aftersoft’s Board of Directors.

Mr. Lewis currently serves as the Chief Executive Officer of Lewis Asset Management Corp., an investment management company headquartered in New York City which he founded in 2004.  From 2003 to 2004, Mr. Lewis was employed at Puglisi & Company, a New York based broker-dealer registered with FINRA, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account.  In 2002, Mr. Lewis co-founded Thompson Davis, & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. From 1998 to 2002, Mr. Lewis was employed by Branch Cabell and Company, Inc. in Richmond, Virginia (“Branch Cabell”) where he was a registered representative. Following the November 2000 acquisition of Branch Cabell by Tucker Anthony Incorporated (“Tucker Anthony”), Mr. Lewis served as a Vice-President for Tucker Anthony and subsequently RBC Dain Rauscher, Inc. which acquired Tucker Anthony in August of 2001.  Mr. Lewis received his Bachelor of Science degree in Finance and Financial Economics from James Madison University in 1998.

Mr. Lewis currently beneficially owns (through personal holdings and holdings owned by funds managed by Lewis Asset Management Corp., a company he controls) approximately 19% of the Company’s common stock.

The Company announced Mr. Lewis’ appointment by press release on February 2, 2009, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

AFTERSOFT GROUP, INC.

Dated: February 2, 2009	By:	/s/ Ian Warwick
Name: Ian Warwick Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release